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                                    FORM T-1

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            STATEMENT OF ELIGIBILITY
                   UNDER THE TRUST INDENTURE ACT OF 1939 OF A
                    CORPORATION DESIGNATED TO ACT AS TRUSTEE

                      CHECK IF AN APPLICATION TO DETERMINE
                      ELIGIBILITY OF A TRUSTEE PURSUANT TO
                              SECTION 305(b)(2) |X|
                           ---------------------------

                            BNY MIDWEST TRUST COMPANY
                 (formerly known as CTC Illinois Trust Company)
               (Exact name of trustee as specified in its charter)

Illinois                                                   36-3800435
(State of incorporation                                    (I.R.S. employer
if not a U.S. national bank)                               identification no.)

2 N. LaSalle Street
Suite 1020
Chicago, Illinois                                          60602
(Address of principal executive offices)                   (Zip code)

                           ---------------------------

                               ABN AMRO Bank N.V.
               (Exact name of obligor as specified in its charter)

The Netherlands                                            N/A
(State or other jurisdiction of                            (I.R.S. employer
incorporation or organization)                             identification no.)

Gustav Mahlerlaan 10
1082 PP Amsterdam
The Netherlands
(Address of principal executive offices)                   (Zip code)

                           ---------------------------


                                 Debt Securities
                       (Title of the indenture securities)

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1.  General information. Furnish the following information as to the Trustee:

    (a) Name and address of each examining or supervising authority to which it is subject.

-------------------------------------------------------------------------------

          Name                                        Address
-------------------------------------------------------------------------------

          Office of Banks & Trust Companies     500 E. Monroe Street
          of the State of Illinois              Springfield, Illinois 62701-1532

          Federal Reserve Bank of Chicago       230 S. LaSalle Street
                                                Chicago, Illinois 60603

    (b)   Whether it is authorized to exercise corporate trust powers.

          Yes.

2.  Affiliations with Obligor.

    If the obligor is an affiliate of the trustee, describe each such affiliation.

          None.

16. List of Exhibits.

     1. A copy of Articles of Incorporation of BNY Midwest Trust Company (formerly CTC Illinois Trust Company, formerly Continental Trust Company) as now in effect. (Exhibit 1 to Form T-1 filed with the Registration Statement No. 333-47688.)

     2,3. A copy of the Certificate of Authority of the Trustee as now in effect, which contains the authority to commence business and a grant of powers to exercise corporate trust powers. (Exhibit 2 to Form T-1 filed with the Registration Statement No. 333-47688.)

     4. A copy of the existing By-laws of the Trustee. (Exhibit 4 to Form T-1 filed with the Registration Statement No. 333-47688.)

     6. The consent of the Trustee required by Section 321(b) of the Act. (Exhibit 6 to Form T-1 filed with the Registration Statement No. 333-47688.)

     7. A copy of the latest report of condition of the Trustee published pursuant to law or to the requirements of its supervising or examining authority.

     IN WITNESS WHEREOF, BNY MIDWEST TRUST COMPANY has caused this certificate to be executed in its corporate name by an officer thereunto duly authorized.


Dated:  June 23, 2003


                                   BNY MIDWEST TRUST COMPANY


                                   By:   /S/  D. DONOVAN
                                     ---------------------------------------
                                         Name:  D. DONOVAN
                                         Title: ASSISTANT VICE PRESIDENT

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                                    FORM T-1

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            STATEMENT OF ELIGIBILITY
                   UNDER THE TRUST INDENTURE ACT OF 1939 OF A
                    CORPORATION DESIGNATED TO ACT AS TRUSTEE

                      CHECK IF AN APPLICATION TO DETERMINE
                      ELIGIBILITY OF A TRUSTEE PURSUANT TO
                              SECTION 305(b)(2) |X|
                           ---------------------------

                            BNY MIDWEST TRUST COMPANY
                 (formerly known as CTC Illinois Trust Company)
               (Exact name of trustee as specified in its charter)


Illinois                                                  36-3800435
(State of incorporation                                   (I.R.S. employer
if not a U.S. national bank)                              identification no.)

2 N. LaSalle Street
Suite 1020
Chicago, Illinois                                         60602
(Address of principal executive offices)                  (Zip code)

                           ---------------------------

                              ABN AMRO Bank N.V.
               (Exact name of obligor as specified in its charter)

The Netherlands                                           N/A
(State or other jurisdiction of                           (I.R.S. employer
incorporation or organization)                            identification no.)

Gustav Mahlerlaan 10
1082 PP Amsterdam
The Netherlands
(Address of principal executive offices)                  (Zip code)

                           ---------------------------


                         Guarantee of Debt Securities of
                               LaSalle Funding LLC
                       (Title of the indenture securities)

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1.  General information. Furnish the following information as to the Trustee:

    (a) Name and address of each examining or supervising authority to which it is subject.

-------------------------------------------------------------------------------
           Name                                             Address
-------------------------------------------------------------------------------

         Office of Banks & Trust Companies      500 E. Monroe Street
         of the State of Illinois               Springfield, Illinois 62701-1532

         Federal Reserve Bank of Chicago        230 S. LaSalle Street
                                                Chicago, Illinois 60603

    (b)  Whether it is authorized to exercise corporate trust powers.

         Yes.

2.  Affiliations with Obligor.

    If the obligor is an affiliate of the trustee, describe each such affiliation.

         None.

16. List of Exhibits.

    1. A copy of Articles of Incorporation of BNY Midwest Trust Company (formerly CTC Illinois Trust Company, formerly Continental Trust Company) as now in effect. (Exhibit 1 to Form T-1 filed with the Registration Statement No. 333-47688.)

    2,3. A copy of the Certificate of Authority of the Trustee as now in effect, which contains the authority to commence business and a grant of powers to exercise corporate trust powers. (Exhibit 2 to Form T-1 filed with the Registration Statement No. 333-47688.)

    4. A copy of the existing By-laws of the Trustee. (Exhibit 4 to Form T-1 filed with the Registration Statement No. 333-47688.)

    6. The consent of the Trustee required by Section 321(b) of the Act. (Exhibit 6 to Form T-1 filed with the Registration Statement No. 333-47688.)

    7. A copy of the latest report of condition of the Trustee published pursuant to law or to the requirements of its supervising or examining authority.

     IN WITNESS WHEREOF, BNY MIDWEST TRUST COMPANY has caused this certificate to be executed in its corporate name by an officer thereunto duly authorized.


Dated:  June 23, 2003


                                   BNY MIDWEST TRUST COMPANY


                                   By:   /S/  D. DONOVAN
                                     ---------------------------------------
                                         Name:  D. DONOVAN
                                         Title: ASSISTANT VICE PRESIDENT
                                      -3-